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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3, and related Prospectus of PNC Bank Corp. and PNC Funding Corp for the registration of $1,500,000,000 of common stock, preferred stock, guarantees, depositary shares, and debt securities and to the incorporation by reference therein of our report dated January 22, 1999, with respect to the consolidated financial statements of PNC Bank Corp. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
October 1, 1999